Exhibit 5.2
September 7, 2007
Stewart Enterprises, Inc.
1333 South Clearview Parkway Jefferson,
Louisiana 70121
Ladies and Gentlemen:
     Stewart Enterprises, Inc., a Louisiana corporation (the “Company”), and certain of its subsidiaries (collectively, the “Guarantors”) are filing with the Securities and Exchange Commission a joint Registration Statement on Form S-3 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended, $125,000,000 aggregate principal amount of its 3.125% Senior Convertible Notes due 2014 (the “2014 Notes”), $125,000,000 aggregate principal amount of its 3.375% Senior Convertible Notes due 2016 (the “2016 Notes”) and the guarantees (the “Guarantees”) endorsed on the 2014 Notes and the 2016 Notes (collectively, the “Notes”) by the Guarantors. Each issuance of the Notes and the related Guarantees were issued pursuant to the provisions of separate Indentures each dated as of June 26, 2007 (the “Indentures”) among the Company, the Guarantors and U.S. Bank National Association, as trustee.
     We, as your counsel, have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.
     On the basis of the foregoing, we advise you that, in our opinion, as of June 26, 2007, the date the Notes were originally issued:
          1. Each Indenture is a valid and binding agreement of the Company and each Guarantor, enforceable against the Company and each Guarantor in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to or affecting the rights and remedies of creditors or by general principles of equity.

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          2. The Notes that have been authenticated in accordance with the applicable Indenture are valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws relating to or affecting enforcement of the rights and remedies of creditors or by general principles of equity and will be entitled to the benefits of the applicable Indenture.
          3. The Guarantees endorsed on Notes issued and authenticated in accordance with the provisions of the applicable Indenture are valid and binding obligations of the Guarantors, enforceable in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles and will be entitled to the benefits of the applicable Indenture.
           In rendering the foregoing opinions, we have assumed that each party to the Indentures, the Notes and the Guarantees (the “Transaction Documents”) is validly existing and in good standing under the laws of the jurisdiction of its organization, has the corporate power to execute, deliver and perform each Transaction Document to which it is a party and has duly authorized, executed and delivered each Transaction Document to which it is a party. In addition, we have assumed that the execution, delivery and performance by each party of each Transaction Document to which it is a party (1) do not contravene, or constitute a default under the certificate of incorporation or bylaws or other constitutive documents of such party, (2) require no action by or in respect of, or filing with, any governmental body, agency or official and (3) do not contravene, or constitute a default under, any provision of applicable law or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon such party.
     We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and further consent to the reference to our name under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

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     This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.
Very truly yours,
/s/ DAVIS, POLK & WARDWELL